Exhibit 23.1

Consent of independent registered public accounting firm

We have issued our report dated June 15, 2012, with respect to the consolidated financial statements included in the Annual Report of LML Payment Systems Inc. on Form 10-K for the year ended March 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of LML Payment Systems Inc. on Forms S-8 (File No. 333-11404, effective January 31, 2000; File No. 333-49402, effective November 6, 2000; File No. 333-11404, effective August 31, 2007; and File No. 333-161570, effective August 27, 2009) and on Form S-3 (File No. 333-152091, effective February 5, 2009).

Vancouver, Canada	/s/ Grant Thornton LLP
June 20, 2012	Chartered Accountants